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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING
                              SEC FILE NUMBER
                                  000-49957

                                (Check one):

                  [ x ] Form 10-K [ ] Form 20-F [ ] Form 11-K
           [ ] Form 10-Q [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

                      For Period Ended: December 31, 2008

[ ]     Transition Report on Form 10-K
[ ]     Transition Report on Form 20-F
[ ]     Transition Report on Form 11-K
[ ]     Transition Report on Form 10-Q
[ ]     Transition Report on Form N-SAR

                        For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                        PART I - REGISTRANT INFORMATION
                        LocatePLUS Holdings Corporation
                        -------------------------------
                            Full Name of Registrant

                                      N/A
                                      ---
                           Former Name if Applicable

                           100 Cummings Center #235M
                           -------------------------
           Address of Principal Executive Office (Street and Number)

                               Beverly, MA 01915
                               -----------------
                            City, State and Zip Code


                       PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

x     (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof,will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to complete its 10-KSB without unreasonable effort or expense due to significant changes in management that occurred on February 23, 2009. The 10-KSB will be filed within fifteen calendar days of March 31,2009


                          PART IV - OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

     Geoffrey Lee        978           921-2727
     ------------        ---           --------
        (Name)       (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     [ x ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes [ x ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        LocatePLUS Holdings Corporation
                        -------------------------------
                  (Name of Registrant as Specified in Charter)

   has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 1, 2009                    By:     /s/ Geoffrey Lee
                                                   Geoffrey Lee
                                       Title:      Interim CEO